AMENDED CERTIFICATE OF INCORPORATION


                               OF


                       ST. JOE CORPORATION



     ARTICLE I. LAWS OF FLORIDA TO GOVERN. The Laws of Florida shall govern the corporation.

     ARTICLE II.  NAME.  The name of the corporation is ST. JOE
CORPORATION.

     ARTICLE III. GENERAL NATURE OF BUSINESS. The general nature of the business and the objects and purposes to be transacted, promoted and carried on by the corporation are as follows:

     To manufacture, buy, sell, import, export and deal in pulp wood, wood pulp, paper, paper board, and all raw materials thereof and products and by-products therefrom, and articles of commerce made wholly or partly of pulp wood, wood pulp, paper, or paper board, and to establish, operate and maintain mills, plants and factories for such purposes;

     To engage generally in the real estate business in all of its branches; to hold, buy, own, hire, control, work, develop, sell, convey, lease, mortgage, pledge, exchange, cultivate, improve and otherwise deal in or dispose of real estate and property, and any right, interest or estate therein, including fixtures, leases, tax titles and liens and other liens, as well as mineral rights and water rights; to plan, construct, build, erect, layout, open, repair and improve or otherwise deal in and with public or private roads, parks, streets, sidewalks, avenues, lanes, alleys, sewers, city, town and village sites and any and all other conveniences and facilities for the operation, development, improvement and use of real estate and

     To engage generally in the business of buying, selling and dealing in stocks, bonds, and all manner of securities, both for its own account and for the account of others, upon commission or otherwise; to draw, make, accept, endorse, discount, execute and issue promissory notes, drafts, bills of exchange, warrants, debentures and other negotiable or transferable instruments; to borrow, advance and lend money, and assets of all kinds upon such terms as may seem expedient; to execute and issue debentures, debenture stocks, bonds, obligations and securities of all kinds, and to evidence and secure the same as may seem expedient, with full power to make the same transferable by delivery or by instrument of transfer or otherwise and either perpetual or terminable and redeemable or otherwise, and to charge and secure the same by mortgage or trust deed, or otherwise on the undertaking of the corporation, or upon any specific property rights, present and future, of the corporation, or otherwise; to guarantee, purchase, hold, sell assign, transfer, mortgage, pledge, or otherwise dispose of the shares of the capital stock of, or any bonds, securities, or evidences of indebtedness erected by this or any other corporation or corporations of this State or any other State or Country, Nation or Government, and while the owner of said stock to exercise all the rights, powers and privileges of ownership, including the right to vote thereon, to the same extent as natural persons might or could do;

     To purchase or otherwise acquire, apply for, register, hold, use, sell or in any manner dispose of and to grant licenses or other rights in and in any manner deal with patents, inventions, improvements, processes, formulas, trade-marks, trade names, rights, and licenses secured under letters patent, copyrights or otherwise;

     To enter into, make and perform contracts of every kind with any person, firm, association or corporation, municipality, body politic, country, territory or state;

      To hold and re-issue any of the shares of its capital stock and to provide for the redemption of said stock; to have a lien upon all of the shares of any stockholder who may become indebted to this corporation, either individually, as co-partner, surety or otherwise, with the right to sell and dispose of such stock, or such portion or portions thereof, as may be necessary to pay off such indebtedness at either public or private sale and upon such notice and terms as the Board of Directors may prescribe, and with the further right to refuse to transfer said stock until full payment of all such indebtedness is made;

     To own and/or operate mills or factories for the manufacture and/or furnishing of building material, fixtures and supplies of all kinds; to own and operate newspapers and publishing plants; to raise, breed and deal in live stock of all kinds; to construct harbors and improve the same; to improve rivers and streams by clearing and straightening the channels thereof, closing sloughs, erecting sluiceways, be_____ or dams of all kinds, and other works therein, to acquire construct, lease, operate and maintain radio broadcasting stations of any and all kinds;

     To build, maintain, operate, purchase, lease, rent and sell saw-mills, and manufacture and distill turpentine, tar, pitch, rosin and other timber products, and to make and execute any and all manner of contracts and timber leases for logging, lumbering and naval stores operations; to carry on a general logging and lumbering business;

     And to conduct any and every mercantile, trading, mineral, prospecting, shipping, forwarding, manufacturing and commission business at such place or places in the State of Florida and at any and all other places in the United States, or, outside the United States, as the corporation may determine;

     To do any or all of the things hereinabove set forth as principal, agent, contractor, trustee or otherwise, along or in company with others; to carry on any and all of its operations and business and to promote its objects within the State of Florida or elsewhere without restriction as to place or amount; to have, use, exercise and enjoy all of the general powers of like corporations; and to do any or all of the things hereinabove set forth to the same extent as natural persons might or could do; and to do and perform all such other things and acts as may be necessary, profitable or expedient in carrying on any of the businesses or acts above named.

     The intention is that none of the objects and powers hereinabove specified and clauses contained in this Article, except where otherwise specified in this Article, shall be in anywise limited or restricted by reference to or inference from the terms of any other objects, powers or clauses of this or any other Article, but that the several objects and powers specified above shall be regarded as independent objects and powers; the broader meaning shall be given to each word of the foregoing enumeration of the general nature of the businesses of this corporation and the use of no one word shall be construed to limit the meaning or effect of any other word or words used elsewhere.


     ARTICLE V. STOCK. The maximum number of shares of stock that the corporation is authorized to have outstanding at any time is sixty million (60,000,000) shares having no par value per share, all of which shall be common voting stock of the same class. All shares of common stock issued shall be fully paid and non-assessable. The corporation shall have the right to issue fractional shares.

     ARTICLE V. CAPITAL. The amount of capital with which the corporation shall begin business is the aggregate par value of the shares of stock outstanding, vis: $9,179,460. Additional shares of authorized stock may be issued as provided by law.

     ARTICLE VI. TERM OF EXISTENCE. The corporation shall have perpetual existence.

     ARTICLE VII. PRINCIPAL OFFICE. The principal office of the corporation shall be located in the City of Jacksonville, County of Duval, State of Florida.

     ARTICLE VIII. DIRECTORS. The number of Directors of the corporation shall be not less than nine (9) nor more than fifteen (15).

     ARTICLE IX. BOARD OF DIRECTORS. The names and post office addresses of the Board of Directors who, subject to the By-Laws of the corporation and the Laws of Florida, shall hold office until the next annual meeting of the stockholders of the corporation or until their successors are elected and have qualified, are
      NAME                 POST OFFICE ADDRESS

      Jessie Ball duPont   152h Barnett Bank Building, Jacksonville
                           Florida
      Edward Ball          P.O. Box 191, Tallahassee, Florida
      Robert L. Main       152h Barnett Bank Building, Jacksonville
                           Florida
      Henry W. Dow         152h Barnett Bank Building, Jacksonville
                           Florida
      Elbert Dent          Greenville, Wilmington 7, Delaware
      Irene Walsh          152h Barnett Bank Building, Jacksonville
                           Florida
      W.H. Goedman         P.O. Box 720, Jacksonville 1, Florida
      Francis P. Gaines    Washington-Lee University, Lexington, Virginia
      H.P. Adair           Barnett Bank Building, Jacksonville Florida
      Harry H. Saunders    St. Joe Paper Company, Port St. Joe, Florida
      R.C. Brant, Jr.      P.O. Box 191, Tallahassee, Florida
      T.S. Coldsway        St. Joe Paper Company, Port St. Joe, Florida
      J.C. Belin           St. Joe Paper Company, Port St. Joe, Florida
      W.T. Edwards         1785 Southwood Street, Sarasota, Florida

      ARTICLE X. OFFICERS. The officers of the corporation shall be a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers, agents and factors as may be deemed necessary. The names and post office addresses of the President, Secretary, and Treasurer, of the corporation, who shall hold office until the next Annual Meeting of the Board of Directors or until their successors are elected, are:

      Roger L. Main, President, 152h Barnett Bank Building, Jacksonville,
      Florida;

      Irene Walsh, Secretary, 152h Barnett Bank Building, Jacksonville,
      Florida;

      S. D. Staneburner, Treasurer, 152h Barnett Bank Building,
      Jacksonville,  Florida.


All officers, agents and factors shall be chose in such manner, hold their offices for such terms, and have such powers and duties as may be prescribed by the By-Laws or determined by the Board of Directors. Any person may hold two or more offices, except that the President shall not be also the Secretary or an Assistant Secretary of the corporation. Until their respective successors shall have been duly elected and qualified, the present officers of St. Joe Paper Company shall be the officers of the corporation.

      ARTICLE XI. BY-LAWS. Subject to the By-Laws, if any, adopted by the stockholders, the Directors may make the By-Laws of the corporation.

      ARTICLE XII. The amended Certificate of Incorporation contains all of the currently effective provisions of the Charter of said corporation, it being the purpose of this Amendment of the Certificate of Incorporation that any previous charter provision as set forth in the original Certificate of Incorporation, the amendments thereto, and the agreements of merger, shall be deemed to have been amended, modified, or revoked, so as to be consistent with the Articles I through XI hereof.